                                                                       EXHIBIT 7

                             [OCEAN BANK LETTERHEAD]



November 12, 2002

Mr. Joseph Pivinski, CFO
Oriole Homes Corp.
1690 S. Congress Avenue
Suite 200
Delray Beach, Florida. 33445

Re: Development and Construction loan on 158 developed and 120 undeveloped lots plus proposed improvements in the Stonecrest Development in Marion County (Ocala), Florida.

Dear Mr. Pivinski:

We are pleased to inform you that Ocean Bank (the "Bank") has approved the above mentioned request under the following terms and conditions, subject to a satisfactory appraisal report.


TERMS OF LOAN:

1.       Amount:

         The total loan amount to be $8,221,000.00.

2.       Rate of Interest:

         Interest shall be charged at the rate of one half of one percent (.50%) over Citibank of New York Prime Rate, calculated daily on a 360-day year basis on the outstanding principal balance. The rate will have a floor of 5.75% for the life of the loan.

2A.      Additional Provisions:

         This section 2A is deleted in its entirety.

                                                              Oriole Homes Corp.
                                                  Commitment Letter (Stonecrest)
                                                               November 12, 2002


3.       Terms:

         The loan shall mature thirty (30) months from the execution of the loan documents. Provided the loan is not in default and that Borrower is then in full compliance with all of its obligations under the loan documents, Borrower shall have the right to extend the maturity date of the loan for six (6) months, upon payment to Bank of an extension fee equal to one-quarter of one percent (0.25%) of the then Committed Amount, execution of all extension documents required by Bank and compliance with all other requirements of Bank for extension of the Loan.

4.       Repayment:

         Interest only shall be paid monthly based on the outstanding principal balance. All of the outstanding principal balance and accrued interest shall be entirely due and payable at maturity.

5.       Costs and Expenses:

         Borrower shall pay the following fees, costs and expenses in connection with this loan:

               A. Three quarter of one percent (.75%) as a commitment fee ($61,657.50) of which 50% ($30,828.75) is payable to Lender at the time of acceptance of this Commitment by Borrower, and the remaining 50% ($30,828.75) is payable to Lender on or before closing.

               B. Out of pocket expenses. Including without limitations, any and all brokerage commissions, appraisal fees, credit report costs, title insurance costs and premiums, survey costs, recording and filing fees, documentary stamp taxes, intangible taxes, environmental assessment and any other costs and expenses associated with this loan.

               C. Processing Fees: $16,442.00, no separate attorney's fees will be charged.

               D. Borrower understands and hereby agrees that in the event the deposits collected by the Bank upon acceptance of this commitment are insufficient to pay the full cost thereof, the Borrower will pay any deficiency upon demand. This will also include any additional costs and expenses incurred by the Bank relative to the preparation of loan closing.

6.       Borrower:

         The Borrower of this loan shall be:

                               Oriole Homes Corp.

7.       Guarantors:

         Intentionally left blank.


8.       Security:

         The loan shall be secured by a first mortgage on 158 developed lots, 120 to be developed lots plus proposed improvements of 278 single-family homes at Stonecrest Development in Summerfield, Ocala. Final legal descriptions to be supplied by borrower at the execution of this commitment letter.

         This facility will be cross-collateralized with a Stonecrest facility in the amount of $1,573,000.

                                                              Oriole Homes Corp.
                                                  Commitment Letter (Stonecrest)
                                                               November 12, 2002


9.       Financial Statement:

         Borrower hereby agrees to provide current, complete financial statements of Borrower and every Guarantor in form and content satisfactory to Lender. Borrower further agrees to provide such statements annually at its own expense, as long as the loan is outstanding.

10.      Estoppel Information:

         Prior to closing, Borrower is to provide the Bank and/or lender's counsel with current, complete estoppel information on any existing prior debt.

11.      Appraisal:

         Borrower hereby authorizes and directs Bank to order the appraisal with a feasibility study from an appraiser on the Bank's approved list of appraisers, which must reflect that the value of the Property and such improvements is not less than $6,840,137 "As Is" value for the land and the individual units should be appraised at no less than the figures exhibited in Exhibit A.

12.      Environmental Audit:

         Will not be required as facility is for residential land.

13.      Loan Documents:

         The loan documents, as to form and content, are to be acceptable to the Bank's Counsel, are to be joined in all signatories required to create the security interest provided for herein, and are to include all terms and provisions customarily incorporated in the Bank's document reasonably applicable in this instance. The loan documents shall include, but shall not be limited to the following:

                a.  Mortgage
                b.  Promissory Note
                c.  UCC-1 Statement
                d.  Assignment of Rents and Leases
                e.  Such other documents that are designated by Bank's Counsel.

14.      Hazard Insurance, etc.:

         Prior to any funding of the construction loan, Borrower shall furnish the Bank with a Multi-Peril Insurance Policy in a form and amount of the insurable improvements acceptable to Bank, and written by a company acceptable to the Bank. Policy will include mortgagee loss payee clause satisfactory to Bank and an agreement to notify Bank in writing at least thirty (30) days prior to any cancellation or reduction in coverage. In the event that adequate coverage cannot be secured with an approved company satisfactory to the Bank and maintained during the terms of the mortgage, the Bank shall have the right to accelerate the principal outstanding balance of the loan.

                                                              Oriole Homes Corp.
                                                  Commitment Letter (Stonecrest)
                                                               November 12, 2002


15.      Windstorm Insurance:

         Prior to any funding of the construction loan, Borrower shall furnish the Bank with Windstorm Insurance in a form and amount of the insurable improvements acceptable to Bank, and written by a company acceptable to the Bank. Policy will include mortgagee loss payee clause satisfactory to Bank and an agreement to notify Bank in writing at least thirty (30) days prior to any cancellation or reduction in coverage. In the event that adequate coverage cannot be secured with an approved company satisfactory to the Bank and maintained during the terms of the mortgage, the Bank shall have the right to accelerate the principal outstanding balance of the loan. Property insurance policies with windstorm deductibles greater than 5% must be approved by Bank on an individual basis. When Property insurance policies exclude windstorm coverage in the Windstorm Pool areas, Borrower must obtain the maximum coverage from the Florida Windstorm Underwriting Association.

16.      Flood Insurance:

         If the property is in a "Special Flood Hazard Area", as defined by the Flood Insurance Rate Map issued by the Department of Housing and Urban Development, the Bank will require flood insurance and the borrower shall procure same once a building is fifty percent (50%) complete. In the event that adequate coverage cannot be secured with an approved company satisfactory to the Bank and maintained during the terms of the mortgage, the Bank shall have the right to accelerate the principal outstanding balance of the loan.

17.      Liability Insurance:

         Comprehensive general commercial liability insurance in a form and amount acceptable to the Bank shall be obtained for the benefit of the Borrower and Ocean Bank, naming Ocean Bank as an additional insured prior to closing.

18.      Builders Risk:

         Prior to any funding of the construction loan, borrower shall furnish the Bank with a Builder's risk all peril insurance and shall be maintained during any period of construction, naming Ocean Bank as mortgagee and loss payee, in an amount not less than one hundred percent (100%) of the replacement cost of the improvements. Additionally, Borrower will require its general contractor to provide evidence of adequate contractor's liability insurance (including automobile liability coverage) and worker's compensation insurance in the amounts required by law. In the event that adequate coverage cannot be secured with an approved company satisfactory to the Bank and maintained during the terms of the mortgage, the Bank shall have the right to accelerate the principal outstanding balance of the loan.

19.      Survey:

         The Borrower shall deliver to the Bank four (4) endorsed survey copies performed by a registered professional land surveyor. The four (4) surveys shall be certified to Ocean Bank, Oriole Homes Corp., the title insurance company and the Attorney preparing the title insurance policy. The certification will be within 60 days prior of the loan closing and shall meet the survey requirements of the Bank's attorney.

                                                              Oriole Homes Corp.
                                                  Commitment Letter (Stonecrest)
                                                               November 12, 2002



20.      Title Insurance: (Prepared by Borrower)

         Mortgagee Title Insurance for the full amount of the loan, to protect the Bank's interest in the real estate, will be furnished to the Bank by Alpha Title Company from Old Republic Title Company. The cost of the mortgagee title insurance policy will be paid at closing by the borrower.

21.      Assignment:

         Assignment of Rents and Leases and Financing Statements to be filed with the Secretary of State of Florida in favor to the Ocean Bank.

22.      Plat:

         Borrower shall provide satisfactory proof, at least twenty (20) days prior to closing, that the proposed project has received final plat approval and that all governmental approvals necessary for final plat have been obtained included but not limited to payment of any required fees.

23.      Plans/Building Permits:

         A complete set of the final building plans and specifications, shall be delivered to the Bank as soon as approved by the corresponding government agencies but not later than 20 days prior to any disbursement of the construction funds. Satisfactory proof that the zoning of the property permits the construction of the contemplated improvements and evidence of compliance with all laws, ordinances, rules, regulations and restrictions affecting the property. All of the foregoing must be acceptable to the Bank and its Counsel in form and content.

24.      Concurrency Approval:

         Prior to closing, the borrower shall furnish the Bank, proof, satisfactory to the Bank and its Counsel, that borrower's proposed development of the property has received all concurrence approvals ("Service Concurrence Approvals") required by Marion County Service Concurrence Management Program. As a construction loan, it shall be a pre-condition of the Bank's obligation to continue funding, that borrower maintain all Service Concurrence Approvals in effect until construction is completed and a Certificate of Occupancy (or its equivalent) is issued for all improvements. Bank will be under no obligation to continue disbursing any funds, if the Service Concurrence Approvals previously obtained by borrower lapse so as to preclude the continued development of the property without re-obtaining the Service Concurrence Approvals.

25.      WASA-DERM Approval:

         Borrower must provide satisfactory evidence to the Bank that the proposed construction has been approved by Marion County's Water and Sewer Department. In addition, borrower must furnish proof that the Department of Environmental and Resources Management approves and issues the necessary allocation for the connection to the abutting sanitary sewer system for all installations upon completion of improvements. It shall be a pre-condition of the Bank's obligation to continue funding, that the borrower maintain all sewer allocation approvals in effect until construction is completed and a Certificate of Occupancy (or its equivalent) is issued for all improvements. Bank will be under no obligation to continue disbursing any funds, if the sewer allocation approvals previously obtained by borrower lapse so as to preclude the

                                                              Oriole Homes Corp.
                                                  Commitment Letter (Stonecrest)
                                                               November 12, 2002

         continued development of the property without the proper necessary connection to the abating sanitary sewer system.

26.      General Contractor:

         The construction of this project shall be performed by a general contractor licensed and insured to operate in the State of Florida. Oriole Homes Corp. is approved as the general contractor.

27.      Costs:

         Borrower acknowledges and agrees that Borrower will pay all costs of Inspection fees, title endorsements, or any other disbursement costs.

28.      Construction operating account:

         Prior to Loan Closing, Borrower will open the construction operating checking account at Ocean Bank, and will maintain this depository account during the full period of construction.

29.      Purchase and Sale Contracts:

         A. Borrower shall provide Bank with a sample form of the Purchase & Sale Contract.

         B. Borrower shall provide Bank on an ongoing basis, list of all sales contracts having at minimum block number, lot number, buyer's name, date of contract execution, unit type, purchase price, base sale price, lot premium and options. The list shall be signed by a corporate officer with the statement "This is a true and correct list of all current sales contracts."

         C. Borrower will notify Bank immediately of any termination of Sale.

30.      Sales Deposits Escrow:

         A. Prior to closing, Borrower will open the sales deposits escrow depository account at Ocean Bank.

         B. Borrower shall provide Bank with a copy of the "Escrow Agreement" executed by the Borrower's designated escrow agent. The escrow agreement must stipulate NO DISBURSEMENTS from the escrow account will be utilized for the construction of improvements, without the written consent of Ocean Bank.

         C. Borrower will instruct the escrow agent to provide the Bank, on a quarterly basis, an escrow analysis. The escrow analysis, not limited to, will include a detailed breakdown of all deposits and disbursements of each purchaser.

         D. All escrows deposits, which are waived by the Buyer in writing and are bonded by the Borrower will not need to be maintained in the escrow account.

31.      Agreements:

         Borrower shall submit to Bank all joint venture agreements, limited partnership agreements, and trust agreements in connection with this loan and such agreements must be approved by Bank and Bank's Counsel.

32.      Corporate Documents:

         Borrower, if corporation, partnership or other business entity, shall provide evidence that it is duly organized, validity existing and in good standing under the laws governing its organization or incorporation and has full power and authority to consummate this loan transaction.

                                                              Oriole Homes Corp.
                                                  Commitment Letter (Stonecrest)
                                                               November 12, 2002

33.      Tax ID No:

         Borrower shall provide its IRS Tax Identification Number for tax reporting purposes relating to interest.

34.      Publication:

         The Bank may issue news releases to newspapers, trade publications and other publications concerning the Loan, and Bank shall have the right to maintain signs on the property during the term of the loan indicating the source of financing.

35.      SPECIFIC CONDITIONS:

         A. Purpose of the Loan & Qualifications of the Property: The loan funds shall be used for the purpose of financing 158 developed and 120 undeveloped lots plus proposed improvements for 278 single-family homes at Stonecrest Development in Summerfield, Florida. This commitment letter is part of two (2) commitment letters issued by Ocean Bank and all commitments are joined together as part of a loan package.

         B. Conditions for Partial Releases: Provided the loan is not in default and is in good standing, the Bank shall provide one or more releases of lien upon receipt of the release price as described in exhibit "A" for the respective units.

         C.       Disbursement Schedule:


        Items                                                    Total Costs          Borrower Equity           Loan Amount
        -----                                                    -----------          ---------------           -----------
        a)  Land                                                  $6,840,137              $3,420,068             $3,420,069

        b)  Site Improvements                                      1,500,594                       0              1,500,594

        c)  Hard Costs (Revolver)                                  3,000,000                       0              3,000,000

        d)  Soft Costs                                             1,618,251               1,618,251                      0

        e)  Sales and Marketing                                    3,487,053               3,487,053                      0

        f)  Sales Commissions and Overrides                          897,153                 897,153                      0

        g)  Closing Costs                                            300,337                       0                300,337

        h)  Interest Reserve                                       1,070,000               1,070,000                      0

                                                  TOTALS         $18,713,525             $10,492,525             $8,221,000
                                                                 -----------             -----------             ----------


a.       Land: ($3,420,069) Amount to be disbursed at closing.

b. Site Improvements: ($1,500,594) This amount is allocated for the required on-site and off-site improvements to be completed on for the last 120 lots. Funds shall be disbursed on work completed and in place as verified by the Bank's inspecting engineer.

                                                              Oriole Homes Corp.
                                                  Commitment Letter (Stonecrest)
                                                               November 12, 2002


(c) Hard Costs (Revolver): ($3,000,000) This amount is a revolving line of credit to be disbursed as per certifications or work performed duly verified by the Bank's inspector in accordance with the breakdown submitted to the Bank. This portion will be funded on work completed as duly verified by Bank's inspector. The Borrower will be allowed to start construction on 7 speculative units under construction at any one time. All other units will require to be under contract. Sales for the purpose of funding under this category shall be defined as:

                  o        Bonafide duly executed and delivered sales contract.

                  o No rescission rights or contingencies that would allow either party thereto to terminate the contract.

                  o Purchase Contracts to be in form and content acceptable to Ocean Bank and its legal counsel.

                  o Non refundable deposits of at least 10% of the combined base sales price plus premium per unit must have been paid in full.

                  o No units sold to a related party of the project will be considered a Qualified Sale.

         The following amounts will be disbursed for each unit:

       Model Name           Frame Style         Funding per Unit
       ----------           -----------         ----------------

     Premier Series
     --------------
       Monticello               Wood                $77,032
        Kingsley                Wood                $76,779
       St. Johns                Wood                $82,063
       St. George               Wood                $85,098
       Monticello              Block                $81,475
        Kingsley               Block                $81,383
       St. Johns               Block                $86,196
       St. George              Block                $90,363

     Master Series
     -------------
        Sanibel                 Wood                $81,918
        Avondale                Wood                $82,821
       Sebastian                Wood                $83,176
       San Marco                Wood                $93,808
       Anastasia                Wood                $99,017
        Sanibel                Block                $86,216
        Captiva                Block                $77,293
        Avondale               Block                $87,227
       Sebastian               Block                $88,099
        Savannah               Block                $86,670
       San Marco               Block                $99,144
       Anastasia               Block                $104,266


         d.       Soft Costs: Borrower to pay for this item.

                                                              Oriole Homes Corp.
                                                  Commitment Letter (Stonecrest)
                                                               November 12, 2002

         e.       Sales and Marketing: Borrower to pay for this item.

         f. Sales Commissions and Overrides: Borrower to pay for this item.

         g. Closing Costs: ($300,337) These funds are allocated for the closing for the closing costs of the subject loan request.

         h.       Interest Reserve: ($1,070,000) To be paid by borrower.

36.      Miscellaneous Conditions:

         A. Stand by Letters of Credit:

            In the event the Mortgagor requests the bank to issue Stand-By Letter(s) of credit guaranteeing the beneficiary that funds will be available to complete certain work obligations required to be performed by the Mortgagor, the Stand-By Letter(s) of credit will be secured by this Mortgage.

            If the stand by letter of credit has not been canceled once the Loan, secured by this Mortgage, is paid off pursuant to the terms of payments of the note and the release provision the outstanding loan amount will reflect the balance of $1.00 to protect the Banks collateral position. The Mortgagor further agrees to continue paying the Bank the release price stipulated herein, and the bank agrees to set aside said funds in an interest-bearing savings account until such time as said account has reached the outstanding balance of the Stand-by Letter(s) of credit issued by the Bank in favor of the beneficiary. The funds deposited into said interest bearing savings account will serve as collateral for Stand-by Letter(s) of Credit. As the Stand-by Letters of Credit are reduced, the Mortgagor may withdraw funds from said account; provided that the remaining balance of the interest bearing account is not less than the outstanding balance of the Stand-By Letter/s of Credit.

         B. Amendments:

            This commitment may be amended only by a written amendment executed by the Bank and the Borrowers and is not assignable without prior consent of the Bank.

         C. Representations of Borrower:

            This commitment is subject to the accuracy of all information, representations and materials submitted with or in support of the application for the loan or the issuance of this commitment. In the event of inaccuracy or material changes in the information, representations and materials submitted to Bank or in the financial condition of Borrower or any guarantor, Bank shall, in its sole absolute discretion, have the right to terminate this commitment and all of Bank's obligations hereunder and in so doing, Bank shall have no liability whatsoever to Borrower, guarantors or any kind third party.

         D. Restriction on change of ownership and further encumbrances:

            Borrower agrees that Borrower's rights under this commitment and the Loan shall be personal since Bank has evaluated this Loan and has agreed to make this loan based on the unique qualifications of Borrower and Guarantors, both financial and otherwise. So long as this commitment or any part of the Loan is outstanding, the property shall remain free and clear of all other encumbrances, liens, mortgages, security interest and secondary financing, and Borrower shall not, without prior written consent of Bank, sell, transfer, encumber or convey all or any part of its interest in the Property or any portion thereof. Additionally, any

                                                              Oriole Homes Corp.
                                                  Commitment Letter (Stonecrest)
                                                               November 12, 2002


            change in the present stock ownership of the borrowing corporation or change in partnership structure or other breach of the foregoing provision shall constitute a default under the note and mortgage, or if prior to closing, shall constitute grounds for terminating this commitment. Notwithstanding the aforementioned, the Borrower may as a public company allow for changes in stock ownership so long as the changes do not affect control and management.

         E. Non-assignability:

            Neither this commitment nor any of the proceeds of the loan shall be assignable by Borrower, and any attempt to make such assignment shall be void.

         F. Time:

            Time is of the essence with respect to all dates and periods of time set forth in this commitment.

         G. Bank's Counsel:

            Luis A. Consuegra, Esq., 780 N.W. 42nd Avenue, Suite #300, Miami, Florida 33126, will act as Counsel to the Bank in regard to this matter.

         H. Closing:

            The closing of this transaction shall be held on a date within 60 days from the date of the acceptance of this commitment unless delayed by the Bank or its attorneys. The closing shall take place at the offices of the counsel for the Bank and the exact date and time shall be scheduled by such counsel upon providing the Borrower with a ten (10) day notice. The bank shall not be required to establish a closing date unless the Borrower shall have complied with all the conditions and requirements set forth herein. Unless the closing is held within said 60 day period, the Bank's obligation hereunder will, at its option, terminate.

         I. No Secondary Financing Allowed:

            Borrower hereby agrees that he will not obtain any secondary financing on the property which secures the loan from Ocean Bank to Borrower, or otherwise encumber said property without the prior written consent of Ocean Bank.

         J. Terrorism Insurance

            No Terrorism insurance will be required.

37.      Special Conditions:

         This commitment is subject to the accuracy of the plans provided for the individual models and Bank has evaluated this Loan and has agreed to make this loan based on the uniqueness of the project. Additionally, any change in the plans provided by the borrower without consent from Bank except in the event it is based on options included in an executed contract, shall constitute a default under the note and mortgage, or if prior to closing, shall constitute grounds for terminating this commitment. Any proposed changes for the project must be found acceptable to Ocean Bank. Detailed below is the Size of the individual Models as approved by Ocean Bank:

                                                              Oriole Homes Corp.
                                                  Commitment Letter (Stonecrest)
                                                               November 12, 2002



      Model Name               Frame Style           SF [AC]             Bed/Bath/Garage
      ----------               -----------           -------             ---------------
    Premier Series
    --------------
      Monticello                  Wood                1,485                   3/2/2
       Kingsley                   Wood                1,590                   3/2/2
      St. Johns                   Wood                1,724                 2+Den/2/2
      St. George                  Wood                1,862                   3/2/2
      Monticello                  Block               1,485                   3/2/2
       Kingsley                   Block               1,590                   3/2/2
      St. Johns                   Block               1,724                 2+Den/2/2
      St. George                  Block               1,862                   3/2/2

    Master Series
    -------------
       Sanibel                    Wood                1,690                  3/2/2.5
       Avondale                   Wood                1,779                  2/2/2.5
      Sebastian                   Wood                1,808                  3/2/2.5
      San Marco                   Wood                1,990                  3/2/2.5
      Anastasia                   Wood                2,200                 3/2.5/2.5
       Sanibel                    Block               1,690                  3/2/2.5
       Captiva                    Block               1,772                   3/2/2
       Avondale                   Block               1,779                  2/2/2.5
      Sebastian                   Block               1,808                  3/2/2.5
       Savannah                   Block               1,966                   3/2/2
      San Marco                   Block               1,990                  3/2/2.5
      Anastasia                   Block               2,200                 3/2.5/2.5


38.      Lender's Expenses:

         This transaction is to be handled without cost and expense to the Bank and the Bank is to be held harmless from any and all expenses relating thereto, including but not limited to, all claims of brokerage in any way related to this transaction, appraisal and credit report cost, if any, title insurance cost, legal fees incurred by the Bank, survey costs, recording charges, documentary stamp taxes, intangible taxes, etc.

39.      Broker Involved:

         In as much as the Borrower has dealt directly with Ocean Bank and has not used a Broker, both parties hereby warrant that there is no Broker involved in this transaction, and that no claims shall be made by any Broker whatsoever.

40.      Retainage:

         Loan proceeds shall be disbursed in accordance with an itemized cost breakdown, provided by the Borrower and approved by the Bank, in an amount not to exceed the percentage of completion of the improvements then attained, as recommended by the Bank designated Engineer. There will be a 5% retention on all construction and/or development draws. Said retention shall be released upon the delivery of a valid Certificate of Occupancy for each unit and all final waivers of liens.

                                                              Oriole Homes Corp.
                                                  Commitment Letter (Stonecrest)
                                                               November 12, 2002


41. Borrower shall submit to the Bank any and all Homeowners Association documents and Condominium documents required under the Florida law and Federal law, which documents must be approved by the Bank and the Bank's Counsel.

42.      Acceptance of Commitment:

         The Borrower's Acceptance of this letter shall be evidenced by the borrower executing the original of this commitment in the space provided herein and returning it to the Bank no later than ten (10) days together with a check in the amount of $30,828.75, which represents the portion of the commitment fee which is non-refundable.

43.      Ocean Bank and Borrower:

         SPECIFICALLY AGREE THAT THEY WAIVE ALL RIGHTS TO RELY ON OR ENFORCE ANY ORAL STATEMENTS MADE PRIOR TO OR SUBSEQUENT TO THE SIGNING OF THIS DOCUMENT.

44.      Ocean Bank and Borrower

         HEREBY KNOWINGLY, VOLUNTARILY AND INTELLIGENTLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS DOCUMENT, AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS(WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY MADE BEFORE, DURING, OR AFTER THE EXECUTION OF THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE EXECUTION OF THIS DOCUMENT BY BOTH BORROWER AND OCEAN BANK.

This commitment shall expire sixty (60) days from its acceptance unless delayed by the Bank or its attorneys.

Sincerely,

/s/ Eugene S. Font                                      /s/ Guillermo Molina
Eugene S. Font                                          Guillermo Molina
Senior Vice President                                   Vice-President
Real Estate Lending                                     Real Estate Lending

================================================================================

The terms and conditions of this commitment are hereby agreed upon and accepted this 27th day of November, 2002.

    ORIOLE HOMES CORP.

    /s/ Joseph Pivinski
    By:  Joseph Pivinski
    Its: Chief Financial Officer